Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

DAVID E. FERGUSON, VICE PRESIDENT – CUSTOMER SERVICES

RETIRES AFTER 40 YEARS

EDINBURG, VA, (May 1, 2008) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced today that David E. Ferguson, Vice President – Customer Services will retire May 30, 2008, after 40 years of dedicated service to the customers, employees and shareholders of Shentel.

After serving in the United States Army Signal Corp, Mr. Ferguson began his career at Shentel on October 4, 1967 as a helper, but within a few months was promoted to lineman. He subsequently held the positions of installer/repairman and engineering assistant. In March 1971 he was promoted to Service Supervisor where he was responsible for the day-to-day installation and maintenance of telephones. In August 1973 he was promoted to Outside Plant Construction Supervisor. He was subsequently appointed to Staff Supervisor and in 1975 to Plant Manager.

In 1982 he advanced to Vice President – Customer Service, a position he has held for over 25 years. Additionally, he held the title of Vice President – Operations for Shenandoah Cellular where he was responsible for the day-to-day operations until it was sold in 2003. Mr. Ferguson has been Shentel’s representative on the board of the Virginia Telephone Industry Association for many years and served as its President in 2005/2006.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.